Exhibit 16.1

April 28, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Jianpu Technology Inc., pursuant to Item 16F of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Annual Report on Form 20-F of Jianpu Technology Inc. dated April 28, 2025. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

Attachment:

Change in Registrant’s Certifying Accountant

We dismissed PricewaterhouseCoopers Zhong Tian LLP, or PwC, as our independent registered public accounting firm effective July 15, 2024 and appointed Marcum Asia CPAs LLP, or Marcum Asia, as our independent registered public accounting firm, effective on July 26, 2024. The appointment of Marcum Asia was made after a careful consideration and evaluation process by us and has been approved by our board of directors and the audit committee of the board of directors. Marcum Asia was engaged to audit and report on our consolidated financial statements for the fiscal year ending December 31, 2024.

The audit reports issued by PwC on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2023 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through July 15, 2024, there have been no “disagreements” (as that term is defined in 16F(a)(1)(iv) of Form 20-F and the related instructions) between us and PwC any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference to the disagreements in their reports on the consolidated financial statements for such years. During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through July 15, 2024, there have been no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.

We have provided PwC with a copy of the disclosures hereunder and required under Item 16F of Form 20-F and requested from PwC a letter addressed to the SEC indicating whether it agrees with such disclosures. A copy of PwC’s letter dated April 28, 2025 is filed hereto as Exhibit 16.1.

During the fiscal years ended December 31, 2022 and 2023, and the subsequent interim period through July 26, 2024, neither we nor anyone on behalf of us has consulted with Marcum Asia regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Marcum Asia concluded was an important factor considered by us in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.